Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of December 29, 2014 (the “Effective Date”), by and between Echo Therapeutics, Inc., a Delaware corporation with a place of business at 8 Penn Center, 1628 JFK Boulevard, Suite 300, Philadelphia, PA 19103 (the “Company” or “Echo”) and Alan W. Schoenbart, residing at 1203 River Road 12K, Edgewater, NJ 07020 (the “Executive”). The Company and Executive are hereinafter sometimes collectively referred to as the “Parties.”

WHEREAS, the Company has offered to employ Executive as its Chief Financial Officer, and the Executive desires to accept such employment; and

WHEREAS, the Parties wish to establish terms, covenants, and conditions for the Executive’s employment with the Company through this Employment Agreement,

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Parties hereto agree as follows:

1.
Duties. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company, as the Company’s Chief Financial Officer and Secretary and in such additional executive level position or positions as shall be assigned to him by the Company’s Chief Executive Officer or Board of Directors. While serving in such executive level position or positions, the Executive shall report to, be responsible to, and shall take direction from the Chief Executive Officer and Board of Directors of the Company (the “Board”). During the Term of this Agreement (as defined in Section 2 below), the Executive agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that are assigned to him. The Executive shall also observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

The Executive represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Executive in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Executive (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Executive will promptly notify the Board of any additional positions undertaken or investments made by the Executive during the Term if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto. As long as the Executive’s other positions or investments in other firms do not create a conflict of interest, violate the Executive’s obligations under this Section or Section 7 below or cause the Executive to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Agreement.

2.
Term of this Agreement. Subject to Sections 4 and 5 hereof, the term of this Agreement shall be for a period commencing on the Effective Date and terminating  December 29, 2017 (the “Term”), unless terminated earlier pursuant to the termination provisions set forth in Section 4 of this Agreement.

3.
Compensation. During the Term, the Company shall pay, and the Executive agrees to accept as full consideration for the services to be rendered by the Executive hereunder, compensation consisting of the following (the “Compensation”):

A.
Salary. Beginning on the first day of the Term, the Company shall pay the Executive a salary of $260,000.00 per year, payable in semi-monthly or monthly installments as requested by the Executive (the “Base Salary”).  The Board’s Compensation, Nominating and Governance Committee (the “Committee”) or the Chief Executive Officer shall review the Executive’s Base Salary on an annual basis and may increase, but not decrease, the Base Salary at its discretion.

B.	Bonus. The Committee, on an annual basis, may grant the Executive on or about the end of the fiscal year a yearly bonus (the “Bonus Compensation”) at its discretion.

C.
Benefits. During the Term of this Agreement, the Executive will receive such employee benefits as are generally available to other executive employees of the Company (the “Benefits”) including family health care insurance coverage, provided, that nothing herein shall obligate the Company to maintain any such benefits generally.

D.
Stock Options. The Committee may, from time to time, grant to the Executive stock options, restricted stock purchase opportunities and such other forms of equity-based incentive compensation as it deems appropriate, in its discretion, under the Echo Therapeutics, Inc. 2008 Equity Incentive Plan, as amended and restated, (the “Stock Plan”). Additionally, in consideration of entering this Agreement and as an inducement to the Executive joining the Company, the Committee will grant the Executive non-statutory stock options to purchase 150,000 shares of the Company’s common stock, $0.001 par value, at the closing market price on the trading day immediately preceding Effective Date, to become vested and exercisable in three (3) tranches. The first tranche of 50,000 shares will vest and become exercisable on the Effective Date.  The second tranche of 50,000 shares will vest and become exercisable on or after the first anniversary of the Effective Date, provided that the options will not be exercisable unless and until the average closing price per share of the Company’s stock for the ten (10) trading days prior to exercise equals or exceeds four dollars ($4.00) per share (as adjusted for stock splits, dividends and the like). The third tranche of 50,000 shares will vest and become exercisable on or after the second anniversary of the date of grant, provided that the options would not be exercisable unless and until the average closing price per share of the Company’s stock for the ten (10) trading days prior to exercise equals or exceeds seven dollars and fifty cents ($7.50) per share (as adjusted for stock splits, dividends and the like). All awards of equity incentives shall be governed by a separate equity incentive award agreement (the “Stock Option Agreement”) attached hereto as Exhibit B, the terms of which shall govern the rights of the Executive and the Company in the event of any conflict between the Stock Option Agreement and this Agreement.

E.
Vacation. The Executive shall be entitled to twenty-five (25) days of vacation during each calendar year (prorated for partial years) during the Term, in accordance with the Company’s vacation policies, as in effect from time to time (“Vacation Time”).

F.
Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for Certified Public Accountant license fee registrations and dues, Continuing Professional Education courses, travel, cellular phone plan, entertainment and similar items (“Expenses”) promptly after the presentation by the Executive, from time-to-time, of an itemized account of such expenses, which account shall be submitted a reasonable time following the incurrence of such Expenses.

G.
Clawback Policy. The Company’s obligation to pay any Bonus Compensation or stock options under Section 3(B) and (D), respectively, and the Executive’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board or the Committee (or any successor committee of the Board with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder.

4.	Termination.

A.
For Cause. The Company may terminate the employment of the Executive prior to the end of the Term “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Executive occasioned by:

i.
the Executive’s willful refusal or willful failure: (a) to meet any performance objectives that were mutually agreeable to the Parties, (b) to carry out  reasonable direction or instruction issued by the Chief Executive Officer or the Board, or (c) by his repeated willful failure to perform any of his duties and responsibilities under this Agreement to the reasonable satisfaction of the Chief Executive Officer or the Board (other than as a result of a Disability), which refusal or failure is not cured within fifteen (15) days after written notice thereof by the Chief Executive Officer or the Board;

ii.
the failure by the Executive to cure a willful breach of a material duty imposed on the Executive under this Agreement or any other written agreement between Executive and the Company within fifteen (15) days after written notice thereof by the Company;

iii.
the Executive’s commission of an act of theft, fraud, embezzlement, falsification of Company or affiliated parties’ (collectively, “Company Party” or “Company Parties”) documents, misappropriation of funds or other assets of the Company Parties, or other acts of dishonesty, misconduct or moral turpitude;

iv.	the Executive’s gross negligence or willful misconduct, which results in material damage to the Company or any other Company Party;

v.
the Executive’s conviction of (or entering of a plea of guilty or nolo contendere with respect to) any felony or misdemeanor evidencing moral turpitude, fraud or embezzlement under the laws of the United States or any other jurisdiction; provided, however, that should the Executive be indicted for any felony described in this paragraph (v), the Company shall be entitled to suspend the Executive without pay pending resolution of such indictment; and provided further, that if the Company suspends the Executive pending resolution of such indictment,  and such indictment is resolved without the Executive being convicted (or entering a plea of guilty or nolo contendere with respect to) any felony that is the subject matter of such indictment, the Company shall promptly reinstate the Executive and pay to him all compensation to which he otherwise would have been entitled, but for such suspension; or

vi.	the Executive’s substantial dependence, as reasonably determined in good faith by the Board, on alcohol, or on any narcotic drug or other controlled or illegal substance.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless intentionally done, or intentionally omitted to be done, by him.  Determination as to whether or not “cause” exists for termination of the Executive’s employment will be made by disinterested members of the Board acting in good faith.  In the event of termination by the Company “for cause,” the Base Salary, all benefits and other compensation shall cease at the time of termination; provided, however, the Company shall pay the Executive the value of any accrued but unused Vacation Time, and the amount of all accrued but previously unpaid Base Salary through the date of such termination. The Company shall promptly reimburse the Executive for the amount of any Expenses incurred prior to such termination by the Executive after which the Company shall have no further obligations to the Executive upon presentation of an account of expenses pursuant to Section 3(F) above.

B.
Resignation. If the Executive resigns for any reason, the Base Salary, all benefits and other compensation set forth in Section 3 shall cease at the time such resignation becomes effective. At the time of any such resignation, the Company shall pay the Executive the value of any accrued but unused Vacation Time, and the amount of all accrued but previously unpaid Base Salary through the date of such resignation. The Company shall promptly reimburse the Executive for the amount of any Expenses incurred prior to such resignation by the Executive upon presentation of an account of expenses pursuant to Section 3(F) above.

C.
Disability, Death. The Company may terminate the employment of the Executive prior to the end of the Term if the Executive has been unable to perform his duties hereunder or a similar job for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least six (6) months. The Executive agrees to submit to an examination by a licensed physician reasonably acceptable to the Parties in order to obtain such opinion, at the request of the Company, made after the Executive has been absent from his place of employment for at least six (6) months. The Company shall pay for any requested examination. However, this provision does not abrogate either the Company’s or the Executive’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination “for cause.”

If during the Term, the Executive dies or the Executive’s employment is terminated because of the Executive’s disability, all compensation set forth in Section 3 shall cease at the time of the Executive’s death or termination due to disability; provided, however, that the Company shall pay such other amounts or provide such other benefits required to be paid or provided to the Executive or the Executive’s estate under any plan, program, policy, practice, contract, or arrangement under which the Executive or the Executive’s estate is eligible to receive such payments or benefits from the Company, for the longer of twelve (12) months after such death or termination due to disability or the full unexpired Term on the same terms and conditions (including cost) as were applicable before such death or termination due to disability. In addition, for the first six (6) months of any disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder, that results in the Executive being unable to perform any gainful activity, the Company shall pay to the Executive the difference, if any, between any cash benefits received by the Executive from a Company-sponsored disability insurance policy and the Executive’s Base Salary, hereunder. At the time of any termination due to disability, the Company shall pay the Executive or Executive’s estate the value of any accrued but unused Vacation Time. The Company shall promptly reimburse the Executive or Executive’s estate for the amount of any Expenses incurred by the Executive prior to termination due to disability upon presentation of an account of expenses pursuant to Section 3(F) above.

Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this paragraph C may not be exempt from federal income tax, then for a period of six (6) months after the date of the Executive’s termination due to death or disability, the Executive or Executive’s Estate shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six (6) month period, the Executive or Executive’s estate shall receive from the Company a reimbursement of the amounts paid by the Executive or the Executive’s Estate upon presentation of an account of expenses pursuant to Section 3(F) above.

D.
Termination Without Cause. A termination “without cause” is a termination of the employment of the Executive by the Company prior to the end of the Term that is not “for cause” and not occasioned by the resignation, termination for Good Reason (as defined below in Section 4(E)), death or disability of the Executive. If the Company terminates the employment of the Executive without cause before the end of the Term, the Company shall, at the time of the termination without cause, pay to the Executive the Severance Payment (as defined below in Section 4(G)).

If the Company terminates the employment of the Executive because it has ceased to do business or substantially completed the liquidation of its assets, such termination of employment shall be deemed to be without cause.

E.
Termination by the Executive for Good Reason.  If Executive terminates his employment for Good Reason (as defined below herein), the Company, shall, at the time of the termination for Good Reason, pay to the Executive the Severance Payment (as defined below in Section 4(G)).  A termination for “Good Reason” is a termination of the employment of the Executive based on: (i) the assignment to the Executive of any substantial and continual duties inconsistent with the Executive’s position (including status, offices, and titles), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a substantial diminution in Executive’s position, authority, duties or responsibilities contemplated by this Agreement, or (ii) a material breach by the Company of its material obligations under this Agreement after notice and reasonable opportunity to cure, or (iii) the Company’s requiring the Executive to be based at any office or location (other than in New York City or Philadelphia) without the Executive’s consent, except for travel reasonably required in connection with the performance of the Executive’s responsibilities hereunder.  No termination for Good Reason will be effective unless the Executive provides the Company with ten (10) days’ notice of such intention to terminate, and the stated reason is not cured by the Company within twenty (20) days of such notice.

F.	Extension of Employment Agreement/Failure of Renewal.

i.
The Executive may request to renew his employment agreement for one additional one year term provided (i) he notifies the Board in writing his intent to renew his employment agreement within one hundred fifty (150) days to one hundred eighty (180) days before the expiration of the initial Term and (ii) the Board takes no action  to reject such extension or the Board fails to respond in writing to the Executive’s written notice within one hundred twenty (120) days prior to the expiration of the Term (the “Election to Renew”).  The exercise of an Election to Renew by the Executive shall be deemed to extend the Term by one year, and all other provisions hereof shall remain in full force and effect.

ii.
Notwithstanding the foregoing, the Company may elect to not renew or extend the Executive’s employment at the end of this Term under the provisions set forth herein without any liability on the part of the Company.  If the Company has not made an offer to the Executive within ninety (90) days prior to the end of the Term (or any renewal Term) to extend his employment with the Company, and the Executive has not notified the Board of his intent to renew in accordance with the terms set forth herein in Section 4F(i) (a “Failure to Renew”), the Executive's employment shall terminate at the expiration of the Term (or the renewal Term) after which the Company shall have no further obligations to the Executive. If there is a Failure to Renew, all unvested options shall vest immediately.

G.
Severance. If the employment of the Executive is terminated by the Company without cause or the Employee terminates this Agreement for Good Reason before the end of the Term, then the Executive shall be paid, as a severance payment at the time of such termination, the amount of Two Hundred Sixty Thousand Dollars ($260,000.00), together with the Executive’s Bonus Compensation at target in effect at the time of termination and prorated to the date of termination, together with the value of any accrued but unused Vacation Time and the amount of all accrued but previously unpaid Base Salary through the date of such termination (as the case may be), and the Company shall provide him with all Benefits to which he is entitled for the longer of eighteen (18) months or the full unexpired Term. The Company shall promptly reimburse the Executive for the amount of any Expenses incurred prior to such termination (collectively, the “Severance Payment”); provided however, in the event that a benefit plan, Stock Plan or award agreement which covers the Executive has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan, Stock Plan or award agreement shall control the disposition of the benefits or stock options. Notwithstanding the foregoing, all of the Executive’s then outstanding and unvested share options and any other equity awards shall immediately accelerate and become 100% vested and exercisable, and the Executive will have until the original expiration date of the option to exercise any share option then held by the Executive; and all of the Executive’s then outstanding restricted stock shall no longer be subject to the Company’s right of repurchase.  Any severance payments hereunder will be conditioned on a release by the Executive of any and all claims against the Company, which release will be in form and substance acceptable to the Company.

H.
Change of Control Severance. If there is a Change in Control of the Company (as defined below) during the Term and the employment of the Executive is concurrently or subsequently terminated prior to the end of the Term by the Company due to Change in Control, the Company shall pay the Executive, as a severance payment related to the Change of Control (the “Change of Control Severance”), at the time of the termination, the amount of Two Hundred Sixty Thousand Dollars ($260,000.00) salary together with the value of any accrued but unused Vacation Time, and the amount of all accrued but previously unpaid Base Salary through the date of termination set forth herein paragraph H; and shall provide him with all Benefits for the longer of twelve (12) months or the full unexpired Term.  Such payments shall be made in the same intervals as the Executives salary is paid.  The Company shall promptly reimburse the Executive for the amount of any Expenses incurred by the Executive prior to the termination set forth herein paragraph H; provided, however, in the event that a benefit plan, Stock Plan or award agreement which covers the Executive has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan, Stock Plan or award agreement shall control the disposition of the benefits or stock options. In no event shall the Executive be entitled to any Severance Payment pursuant to Section 4(G) above if the Executive is paid the Change of Control Severance.  Notwithstanding the foregoing, all of the Executive’s then outstanding and unvested share options and any other equity awards shall immediately accelerate and become 100% vested and exercisable, and the Executive will have until the original expiration date of the option to exercise any share option then held by the Executive; and all of the Executive’s then outstanding restricted stock shall no longer be subject to the Company’s right of repurchase.  Any severance payments hereunder will be conditioned on a release by the Executive of any and all claims against the Company, which release will be in form and substance acceptable to the Company.

For the purpose of this Agreement, a Change in Control of the Company has occurred when: (i) any person (defined for the purposes of this paragraph H to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than: (a) Echo Therapeutics, (b) an employee benefit plan created by its Board for the benefit of its employees, (c) a participant in a transaction approved by its Board for the principal purpose of raising additional capital, either directly or indirectly, (d) any current equity owner (and its affiliates) that has reported its holdings pursuant to Section 13(d) or 13(g) of the Exchange Act, or (e) an affiliate of a participant in a transaction described in clause (c) above, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by Echo Therapeutics having thirty percent (30%) or more of the voting power of all the voting securities issued by Echo Therapeutics in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose; (ii) the stockholders of Echo Therapeutics approve a merger or consolidation of Echo Therapeutics with another person other than a merger or consolidation in which the holders of Echo Therapeutics voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising fifty percent (50%) or more of the voting power for all purposes of the surviving or resulting corporation; or (iii) the stockholders of Echo Therapeutics approve a transfer of substantially all of the assets of Echo Therapeutics to another person other than: (a) a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by Echo Therapeutics or by the holders of Echo Therapeutics voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event, or (b) a transfer following which Echo Therapeutics continues the operation of one or more lines of business that were operated by Echo Therapeutics prior to the transfer, and a class of common stock of Echo Therapeutics remains registered under Section 12 of the Exchange Act.

I.
Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

J.
Cooperation. The Parties agree that certain matters in which the Executive will be involved during his employment hereunder may necessitate the Executive’s cooperation following termination of his employment. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters as determined by the Board in its sole discretion, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the date of termination.

5.
Confidential Disclosure Agreement. Within thirty (30) days of the Effective Date, the Executive shall execute a Confidential Disclosure Agreement as a condition of employment with the Company on the Company’s customary form in addition to any other customary and typical agreements that executive employees enter into and execute. In addition to those terms and provisions agreed to by the Parties in the Confidential Disclosure Agreement, the Executive acknowledges and agrees:

A.
Confidential Information includes, in addition to the definition set out in the Confidential Disclosure Agreement, all proprietary information that has or could have commercial value or other utility in the business in which the Company Parties are engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Company and the other Company Parties. Whether or not such information is specifically labeled as Confidential Information is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Company and/or its subsidiaries, affiliates, or licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information;

B.
That upon leaving the Company’s employ, the Executive shall not take with the Executive any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Company, its subsidiaries, affiliates or licensees; provided, that the Executive shall be entitled to keep his mobile phone(s), tablet device(s) and laptop(s) or other computer equipment after the Company is given the opportunity to delete confidential or proprietary information thereon;

C.
While employed by the Company, the Executive shall disclose to the Company all designs, inventions and business strategies or plans developed for the Company, including without limitation any process, operation, product, or improvement. The Executive agrees that all of the foregoing are and shall be the sole and exclusive property of the Company and that the Executive shall at the Company’s request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company; and

D.
The Executive shall act in accordance with the provisions of the Confidential Disclosure Agreement and any other customary and typical agreements that the Executive shall enter into at all times during the Term.

6.	Non-Competition. Executive agrees that for so long as he is employed by the Company under this Agreement, including any at-will employment, and for three (3) years thereafter, the Executive will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, or other entity that is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for his own account;

C.
become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity;

D.	solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply or

E.	directly or indirectly solicit, entice, encourage or influence any employee of the Company to terminate such employee’s employment with the Company to become employed by a Competitive Business.

Nothing in this Agreement shall preclude Executive from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Agreement shall mean any business or enterprise:

i.	which is engaged in the development, commercialization or distribution of glucose monitoring systems or other wearable health devices;

ii.	which reasonably could be understood to be competitive in the relevant market with products and/or systems described in clause (i) above; or

iii.
in which the Company engages in during the term of employment hereunder pursuant to a determination of the Board and from which the Company derives more than five percent (5%) of its revenue in any fiscal quarter.

7.
Nondisparagement.  The Executive agrees to refrain from disparaging the Company as provided herein.  During the Term and thereafter, the Executive shall not make any statements or comments that reasonably could be considered to disparage the business or reputation of the Company or any of its subsidiaries, affiliates or licensees, or the Board; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, (ii) statements in response to any inquiry from a court or regulatory body, or (iii) statements made in connection with an action claiming breach of this Agreement.

8.
Equitable Remedies.  The Executive acknowledges and agrees that the agreements and covenants set forth throughout Sections 5, 6 and 7 of this Agreement are reasonable and necessary for the protection of Company’s business interests and that immediate and irreparable injury will result to Company if the Executive breaches any of the terms of said covenants in Sections 5, 6 or 7 for which money damages are likely inadequate.  Accordingly, the Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Company in order to protect the Company’s rights hereunder.  Such relief may include, without limitation, an injunction to prevent:

A.	the breach or continuation of the Executive’s breach;

B.	the Executive from disclosing any trade secrets or Confidential Information (as defined in Section 5(A) and the Confidential Disclosure Agreement);

C.	any Competitive Business from receiving from the Executive or using any such trade secrets or Confidential Information; and/or

D.	any such Competitive Business from retaining or seeking to retain any employees of the Company.

9.
Jurisdiction; Service of Process. Except as otherwise provided in Section 10, any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the Southern District of New York, New York and each of the Parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section 9 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

10.
Arbitration. Except for actions to enforce the provisions of Sections 5, 6 and 7, any other dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds One Hundred Thousand Dollars ($100,000), the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The costs of the arbitrators shall be borne equally and each party shall bear its own legal fees and expenses.

11.
Attorneys’ Fees and Expenses. In the event that any action, suit, or other legal or equitable proceeding is brought by either party to enforce the provisions of this Agreement, or to obtain money damages for the breach thereof, then the party which substantially prevails in such action (whether by judgment or settlement) shall be entitled to recover from the other party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys’ fees and disbursements.

12.	Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

13.
Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND RELATED DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.
Indemnification.  The Company will indemnify the Executive for and defend the Executive in accordance with the Company’s bylaws and applicable law.  The Company will maintain directors’ and officers’ insurance in connection with its indemnification obligations.

15.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

16.
Compliance with Section 409A of the Internal Revenue Code. It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder (“Section 409A”). If, when the Executive’s employment with the Company terminates, the Executive is a “specified employee” as defined in Section 409A(a)(1)(B)(i), and if any payments under this Agreement, including payments under Section 4, will result in additional tax or interest to the Executive under Section 409A(a)(1)(B) (“Section 409A Penalties”), then despite any provision of this Agreement to the contrary, the Executive will not be entitled to payments until the earliest of (i) the date that is at least six (6) months after termination of the Executive’s employment for reasons other than the Executive’s death, (ii) the date of the Executive’s death, or (iii) any earlier date that does not result in Section 409A Penalties to the Executive. As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a lump sum. Additionally, if any provision of this Agreement would subject the Executive to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A during any period in which an arrangement is permitted to comply operationally with Section 409A and before a formal amendment to this Agreement is required. For purposes of this Agreement, any reference to the Executive’s termination of employment will mean that the Executive has incurred a “separation from service” under Section 409A. No payments to be made under this Agreement may be accelerated or deferred except as specifically permitted under Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. To the extent that any reimbursements provided under this Agreement constitute deferred compensation subject to Section 409A, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the Expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

17.
Entire Agreement. This Agreement, together with the Confidential Disclosure Agreement referenced in Section 5 above, constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions, and preliminary agreements to this Agreement. This Agreement may not be amended except in writing executed by the Parties hereto.

18.
Effect on Successors of Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the Parties hereto. Notwithstanding the above, the Executive recognizes and agrees that his obligation under this Agreement may not be assigned without the consent of the Company. The Company, however, may assign its rights and obligations under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY: ECHO THERAPEUTICS, INC.	EXECUTIVE:

By: /s/ Scott W. Hollander Name: Scott W. Hollander Title: President and Chief Executive Officer	/s/ Alan W. Schoenbart ALAN W. SCHOENBART